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EXHIBIT 23





                        CONSENT OF INDEPENDENT AUDITORS






We consent to the incorporation by reference in:

(i) the Registration Statement (Form S-8 No. 333-32414) pertaining to the Long-Term Incentive Plan of Magna Entertainment Corp. ("MEC"); and

(ii) the Registration Statement (Form S-3 No. 333-102889) pertaining to the 7-1/4% Convertible Subordinated Notes due December 15, 2009 of MEC and the shares of Class A Subordinate Voting Stock issuable upon the conversion of the Notes;

of our report(s) dated January 20, 2003, with respect to the financial statements of the "Maryland Jockey Club" included in the Current Report on Form 8-K/A of MEC filed on February 10, 2003 with the Securities and Exchange Commission.



/s/ Ernst & Young LLP




Baltimore, Maryland
February 10, 2003